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Prepared By:________________________                       Contract No. 100-0087
            Edward S. Nagorsky, Esq.

                               SUBLEASE AGREEMENT

This Agreement is made on the 12 day of April, 2000,

         Between:

                  IDT CORPORATION, INC., having a business address of 520 Broad Street, Newark, New Jersey 07102 herein designated as the Sublessor:

         and

                  NET2PHONE, INC., having a business address of 190 Main Street, Hackensack, New Jersey 07601, herein designated as the Subtenant,

         WITNESSETH THAT Sublessor, as tenant entered into a lease agreement (dated November 24, 1999 (the "Master Lease") with 620 Broad Street Associates, L.L.C., (the "Owner") for a portion of certain premises commonly known as 520 Broad Street, Newark, New Jersey 07102, as more particularly described in the Master Lease and as set forth in Exhibit "A" (the "Premises"), the term of said Master Lease being for a period of twenty years and three months commencing on January 1, 2000 and terminating on March 31, 2020 (subject to renewals).

         Subject to the term of the Master Lease, a copy of which is attached hereto and, to the extent not inconsistent herewith, made a part hereof, Sublessor and Subtenant agree as follows:

         1ST: PREMISES.

         Subject to the provisions of the Master Lease and this Sublease, Sublessor subleases to Subtenant the following described portion of the
Premises:

         That portion of Premises consisting of approximately 75,000 square feet of office space consisting of the 11th, 12th and 14th floors of office Space, and approximately 15,000
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         square feet of equipment space to be located in Sublessor's reasonable discretion in the Premises, including limited and non-exclusive use of the common areas ("Common Area") and non-exclusive use of cafeteria, 17th floor conference space and the health club, and exclusive use of the number of parking spaces in the appurtenant parking garage commensurate with the percentage of the Premises' rentable space sublet by Subtenant. Use of the Common Areas shall be limited to those Common Areas that are generally made available for use by Tenant's of the Premises, Sublessor reserving for itself the right to modify, reduce or delete such areas from common usage in Sublessor's reasonable discretion if done in a manner that does not materially adversely affect Subtenant's use of the Premises. Subtenant shall also have the right at any time during the 1st year of the Term of this Sublease to sublet the 8th floor of the Premises and, in such event, the Rent and parking spaces shall be adjusted accordingly. Subtenant shall sublet from Sublessor an additional floor (20,000 +/- square feet) of office space by the end of the first year of the Term and an additional floor (20,000 +/- square feet) of space by the end of the 2nd year of the Term. Upon each such sublet of additional space the Rent and parking spaces shall be adjusted accordingly. All space sublet by the Subtenant pursuant to this Sublease (including the additional space) shall be collectively referred to as the "Sublet Premises."

         2ND: TERM.

         a. Term. The Term of this Sublease will be for 120 months, commencing on June 1, 2000 (the "Commencement Date"), and ending on May 31, 2010 (the "Expiration Date").

         b. Delay in Occupancy. In the event that the Premises are not available for occupancy by Subtenant on April 1.2000, the Commencement Date and Expiration Date shall be adjusted so


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that Subtenant shall have occupancy for a full 120 months from the first day of the month of the date that the Premises are available for Subtenant's occupancy.

         3RD: PAYMENT OF RENT.

         a. Rent. The Subtenant covenants and agrees to pay to the Sublessor during the Term annual rent (referred to herein as "Rent") for the Sublet Premises in the amount of $25 per square foot sublet, subject to increase in CPI as set forth below. Said Rent shall be payable by the Subtenant in monthly installments in the following manner:

                  1. Installments of Rent shall be due and payable on the first day of each calendar month during the Term hereof, except that if the Commencement Date occurs on a date other than the first day of a calendar month, then the Rent for the fraction of the month starting with the Commencement Date (hereinafter referred to as the "Partial Month") shall be paid on such Commencement Date, prorated on the basis of a thirty (30) day month.

                  2. In the event Subtenant fails to make a payment of any Rent or any other payment called for by this Sublease within 10 days after the same becomes due, Subtenant shall pay, as additional rent (hereinafter referred to as "Additional Rent"), a late fee of 4% percent of the delinquent amount. In the event Subtenant fails to make a payment of any Rent or any other payment called for by this Sublease for more than 15 days after same becomes due, then interest shall be payable on such sum or so much thereof as shall be unpaid from the date it becomes due until it is paid. Such interest shall be at an annual rate which shall be 4 percentage points higher than the highest rate of interest then required to be paid on judgments for sums of money recovered in actions in the Supreme Court of New Jersey, but in no event more than the highest rate of interest which at such time shall be permitted under the laws of the State of New Jersey.


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         b. Rent During Second and Subsequent Years of Term. Effective as of the
first day of each one-year anniversary of the Commencement Date, the annual Rent payable hereunder shall escalate on an annual basis as follows:

                  CONSUMER PRICE INDEX ESCALATION

                           (a) Definitions. For purposes of this clause, the
following definitions shall apply:

                           (1) the term "Base Month" shall mean the month in
which the Commencement Date shall occur.

                           (2) the term "Consumer Price Index" or "CPI" shall
mean the U.S. Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers, New York, N.Y. - Northeastern N.J. (1982-84 equals
100). All items, or any renamed local index covering the metropolitan New York, Northeastern New Jersey area or any other successor or substitute index appropriately adjusted.

                           (3) the term "Base Index" shall mean the Consumer
Price Index that shall be in effect in the Base Month.

                           (4) the term "Change Date" shall mean the first day
of the one-year anniversary of the Commencement Date, and on that same date every twelve (12) months thereafter.

                           (b) Adjustment. Effective on the Change Date, the
annual Rent payable hereunder shall escalate as follows:

         The escalation of annual Rent shall be based on one-half of the percentage increase of the Consumer Price Index for the month prior to the Change Date over the Base Index (the "Percentage Increase"). In the event that the Consumer Price Index for the month prior to the Change Date


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exceeds the Bass Index, then the annual Rent shall be multiplied by the
Percentage Increase, and the resulting product shall be added to the annual Rent; such sum shall be the escalated annual Rent effective as of the Change Date. Subtenant covenants and agrees that said escalated Rent shall thereafter be payable, in equal monthly installments, until the next Change Date pursuant to the terms of this Sublease.

                           (c) Formula and Example. The following illustrates
the intentions of the parties hereto as to the computation of the aforesaid escalation of annual Rent:

                           (1) Formula. The formula used to calculate the
escalation of annual Rent pursuant to this clause shall be:

         (Current CPI - Base Index) x 1/2 x Rent + Rent = Escalated Rent
          ------------------------
                  Base Index

                           (2) Example. Assume that the monthly Rent is
$156,250, the Base Index (April, 2000) is 178.6, and the CPI for the month preceding the Change Date is 200.0. 200.0 - 178.6 = 21.4; 21.4/178.6 = 0.12; 1/2
of .12 = 0.06; x $156,250 = $9,375; $156,250 + $9,375; $156,250 + $9,375 =
$165,625.

                           (d) Figures Unavailable. In the event that the
Consumer Price Index is unavailable as of the Change Date, Subtenant shall continue to make monthly Rent payments based on the monthly installments of Rent Subtenant had been paying immediately prior to the Change Date Until such Consumer Price Index is Made available; at that time the annual Rent shall escalate in accordance with this clause and Subtenant shall make a retroactive payment to Sublessor equal to the difference between (i) the Rent due from the date the first increase in Rent became effective until the increase was finally computed; and (ii) the Rent actually paid by


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Subtenant from the date the increase became effective until the date such increase was finally computed.

                           (e) No Recomputations. No subsequent adjustments or
recomputations, retroactive or otherwise, shall be made to the Consumer Price Index due to any revision that may later be made to the first published figure of the Consumer Price Index for any month.

                           (f) No Rent Decrease. In no event shall the annual
Rent in a given year be less than the annual Rent for the immediately preceding year.

                           (g) No Waiver. Any delay or failure of Sublessor in
computing or billing Subtenant for the escalation of annual Rent as provided herein shall not constitute a waiver of or in any way impair the continuing obligation of Subtenant to pay such escalation of annual Rent.

                           (h) Survival. Subtenant's obligation to pay escalated
annual Rent pursuant to this clause shall continue and shall cover all periods up to the date that this Sublease is scheduled to expire, and shall survive any expiration or earlier termination of this Sublease.

                           (i) Right to Use Old Index. In the event that the
Consumer Price Index ceases to use 1982-84=100 as the basis of calculation, or if, in Sublessor's sole judgment, a substantial change is made in the method used by the federal government to determine the Consumer Price Index or the items used to calculate the Consumer Price Index, then the Consumer Price Index shall be converted ("Conversion") to the figure that would have been calculated at (or as close to such figure as shall be practical) had the manner of calculating the Consumer Price Index in effect as of the date of this Sublease not been altered. As used herein, it shall be deemed a "substantial change" in the manner in which the Consumer Price Index is calculated if the federal


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government adjusts the method in which the Consumer Price Index is determined in an attempt to more accurately reflect changes in the cost-of-living.

                           (j) Option to Use Now CPI. If, in Sublessor's sole
judgment, the Conversion is impossible or impractical, then the revised Consumer Price Index shall be deemed to replace the original Consumer Price Index for purposes of this clause.

         2. Additional Rent - Management Fee. In addition to annual Rent, Subtenant shall pay to Sublessor as Additional Rent a sum equal to Subtenant's pro rata share of the Management Fee due to Westminster Management. Such payment shall be made in monthly installments together with Rent. A copy of a separate contract with Westminster is annexed hereto as Exhibit "C".

         4TH: THIS PARAGRAPH INTENTIONALLY OMITTED.

         5TH: USE OF SUBLET PREMISES.

         Subtenant shall not use or occupy the Sublet Premises (or permit the Sublet Premises to be used or occupied) for any purpose other than general offices purposes including a technology and communications company and purposes incidental to that use, or such other uses as permitted by the applicable zoning ordinances and for no other purposes Subtenant will use the Sublet Premises in a careful, safe, and proper manner. Subtenant shall not use or occupy the Sublet Premises in a manner which unreasonably interferes with the quiet enjoyment of other occupants of the Premises or neighboring buildings by reason of noise, odors or vibrations originating in the Sublet Premises. Subtenant shall indemnity and hold Sublessor harmless against any and all loss, damage or expense (including reasonable attorneys' fees and disbursements) incurred by Sublessor as a result of the breach of Subtenant, after expiration of any applicable cure period, of the terms of this Paragraph. Subtenant, at its expense, shall comply with all laws, orders and regulations of


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any governmental authority having or asserting jurisdiction over the Sublet
Premises, which shall impose any violation, order of duty upon Owner. Sublessor or Subtenant with respect to the Sublet Premises, of the use or occupancy thereof, but only if and to the extent that the violation, order or duty is imposed by reason of Subtenant's use of the Sublet Premises (including permitted uses) or by reason of alterations made by Subtenant in and to the Sublet Premises. Subtenant will at no time use or occupy the Sublet Premises in violation of the certificate of occupancy issued for the building. The statement in the Lease of the nature of the business to be conducted by Tenant shall not be deemed to constitute a representation or guaranty by Sublessor that such use is lawful or permissible in the Sublet Premises under the certificate of occupancy for the building.

         6TH: CONDITION OF THE SUBLET PREMISES.

         Subtenant acknowledges that Sublessor has made no representation of premise, except as herein expressly set forth. Subtenant agrees to accept the Sublet Premises "as is", except for the work which Sublessor has expressly agreed in writing to perform and the other terms and conditions set forth in Addendum A-1 annexed hereto and made a part hereof. The Sublet Premises shall be delivered vacant and free of all occupancies.

         7TH: ASSIGNMENT, TRANSFER, SUBLETTING, ETC.

         a. Subtenant shall not, without the prior written consent of Sublessor in each instance, which consent shall not be unreasonably withheld, conditioned or delayed, (i) assign its rights or delegate its duties under this Sublease (whether by operation law, transfer of interests in Subtenant or otherwise), mortgage or encumber its interest in this Sublease, in whole or in part, (ii) sublet, or permit the subletting of the Sublet Promises or any part thereof, or
(iii) permit the Sublet Premises or used by any person other than Subtenant.



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         b. If this Sublease shall be assigned in any manner whatsoever, such assignment or transfer shall be upon and subject to all of the terms, covenants, provisions and conditions contained in this Sublease and, notwithstanding any consent by Sublessor to any such assignment or transfer or any subletting by Subtenant, Subtenant shall continue to be and remain liable hereunder. Any consent by Sublessor to any such assignment, transfer or subletting shall in no event be construed to relieve Subtenant from obtaining the prior consent of Sublessor to any other or further such assignment, transfer or subletting.

         c. If this Sublease be assigned, or if the Sublet Premises or any part thereof be sublet of occupied by anybody other than Subtenant, Sublessor may, after default by Subtenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed an acceptance of the assignee, subtenant or occupant as tenant, of a release of Subtenant from the further performance by Subtenant of the terms, covenants and conditions of this Sublease on the part of Subtenant to be performed. Any violation of any provision of this Sublease, whether by act of omission, by any assignee, subtenant or similar occupant, shall be deemed a violation of such provision by Subtenant, it being the intention and meaning of the parties hereto that Subtenant shall assume and be liable to the Sublessor for any and all acts and omissions of any and all assignees, subtenants and similar occupants.

         8TH: INDEMNITY.

         a. Subtenant shall indemnify, defend and save Sublessor harmless from and against any and all liabilities. obligations, damages, penalties, claims, costs and expenses, including reasonable attorneys' fees, paid suffered of incurred as a result of any breach by Subtenant, Subtenant's agents, contractors, employee, invitees, or licensees, of any covenant or condition of


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this Sublease Agreement, or the carelessness, negligence of willful misconduct of the Subtenant, Subtenant's agents, contractors, employee, invitees, or licensees. Subtenant's liability under this Sublease extends to the acts and omissions of any sub-Tenant of Subtenant, and any agency, contractor, employee, invitee or licensee or any sub-Tenant of Subtenant. Subtenant shall likewise indemnify, defend and save Sublessor harmless from and against any and all liabilities, obligations, damages, penalties, claims, costs and expenses to any person or property, while on the Sublet Premises or in the building in which the Sublet Premises are situated, arising from, related to or connected with the conduct and operations of the business of the Subtenant in the Sublet Premises or caused by any negligent act or omission of the Subtenant, its agents, servants, contractors, or employees. In case of any action against Sublessor by reason of any such claim, Subtenant, upon written notice from Sublessor, will, at Subtenant's expense, resist or defend such action or proceeding by counsel approved by Sublessor in writing, such approval not to be unreasonably withheld it being agreed that such approval shall not apply to counsel designated by any insurer of Subtenant.

         b. Sublessor shall indemnify, defend and save Subtenant harmless from and against any and all liabilities, obligations, damages, penalties, claims, costs and expenses, including reasonable attorney's fees, paid, suffered or incurred as a result of any breach by Sublessor, Sublessor's agents, contractors, employee, invitees, or licensees, of any covenant or condition of this Sublease Agreement, or the carelessness, negligence or wilful misconduct of the Sublessor, Sublessor's agents, contractors, employees, invitees, or licensees. In case of any action against Subtenant by reason of any such claim, Sublessor, upon written notice from Subtenant, will, at Sublessor's expense, resist or defend such action or proceeding by counsel approved by Subtenant


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in writing. such approval not to be unreasonably withheld, it being agreed that such approval shall not apply to counsel designated by any insurer of Sublessor.

         c. Notwithstanding anything to the contrary set forth in this Sublease, the prevailing party in any action or proceeding shall be entitled to recover from the other party the reasonable legal fees and costs incurred by the prevailing party.

         9TH: SIGNS.

         With the consent of the Sublessor, the Subtenant shall, so long as it is not in default of this Sublease, have the right to install at the Premises a sign identifying Subtenant subject to the provisions of Article 24.37(i) through
(vi) of the Master Lease, interpreted so that the rights and obligations of Sublessor and Subtenant pursuant thereto are equally applicable to Subtenant and Sublessor herein.

         10TH: INDEMNIFICATION, WAIVER AND RELEASE.

         a. Indemnification by Subtenant. The Sublessor shall not be liable for any damage, loss or injury to person, property or business, or resulting from the loss of use thereof, which may be sustained by the Subtenant or any other person, as a consequence of the failure, breakage, leakage or obstruction of the water, plumbing, steam, sewer, waste or soil pipes, roof, drains, leaders, gutters, valleys, downspouts or the like, or the electrical, gas, power, conveyor, refrigeration, sprinkler, air conditioning or heating systems, elevators or hoisting equipment; or by reason of the elements; or resulting from the carelessness, negligence or improper conduct on the part of any other Subtenant, any other Subtenants agents. employees, guests, licensees, invitees, sub-tenants, assignees or successors or any other person, or attributable to any interference with, interruption of or failure, beyond the reasonable control of the Sublessor, of any services to be


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furnished or supplied by the Sublessor or Owner; or which may result from theft;
or which may be caused by operations in connection with any private, public or quasi-public work; or which may result from any cause of whatsoever nature, unless caused by or due to the negligence of Sublessor, its agents. tenants, employees, contractors, licensees and invitees, Subtenant further agrees that all personal property placed upon the Premises shall be at the sole risk of Subtenant. Subtenant shall neither hold nor attempt to hold Sublessor or Owner, or their respective agents, servants, employees, contractors, licensees and invitees liable for, and Subtenant shall indemnify, defend and hold harmless Sublessor and Owner, their respective agents, servants, employees, contractors, licensees and invitees, from and against any and all demands, claims, causes of action, fines, penalties, damages (including consequential damages), liabilities, judgments, and expenses (including without limitation, reasonable attorneys' fees) incurred in connection with or arising from:

         1. the use or occupancy or manner of use or occupancy of the Premises or Sublet Premises or any common areas by Subtenant or any person claiming under Subtenant;

         2. any activity, work, or thing done or permitted by Subtenant in or about the Sublet Premises or the Premises;

         3. any breach by Subtenant or its agents, servants, employees. contractors, licensees and invitees of this Sublease; or

         4. any injury or damage to the person. property, or business of the Subtenant or its agents, servants, employees, contractors, licensees and invitees entering upon the Premises under the express or implied invitation of Subtenant.

         If any action or proceeding is brought against Sublessor or Owner, or their respective agents, servants, employees, contractors, licensees and invitees, by reason of any such claim for


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which Subtenant has indemnified Sublessor or Owner, Subtenant, upon written notification from Sublessor or Owner, will defend the same at Subtenant's sole cost and expense with counsel reasonably satisfactory to Sublessor.

         b. Indemnification by Sublessor. Sublessor agrees to indemnify and hold harmless Subtenant from and against all demands, claims, causes of action, lines, penalties. damages and expenses (including without limitation, reasonable attorneys' fees and disbursements) arising out of Sublessor's gross negligence or wilful misconduct.

         c. Waiver and Release. Subtenant, as a material part of the consideration to Sublessor for this Sublease, by this Paragraph 10th hereby waives and releases all claims against Sublessor and Owner, their respective agents, servants, employees, contractors, licensees and invitees, with respect to all matters for which Subtenant has indemnified Sublessor or Owner, Subtenant, upon written notification from Sublessor or Owner, will defend the same at Subtenant's sole cost and expense with counsel reasonably satisfactory to Sublessor.

         11TH: INSURANCE.

         Subtenant covenants to provide on or before the first day of the term of this Sublease. and maintain for the duration of said term for the. benefit of Sublessor, Subtenant and Owner, a comprehensive policy of liability insurance protecting Sublessor and Subtenant against liability occasioned by accident on or about the Premises or any appurtenances thereto arising from Subtenant's use and occupancy. Such policy must be written by responsible and solvent insurance companies licensed to do business in the State of New Jersey and reasonably approved by the Sublessor. The policy to be maintained by Subtenant shall consist of public liability insurance with a contractual liability endorsement covering the indemnities of Paragraph 10th, insuring not only the Sublessor and the Subtenant (as their interests may appeal), but also the Owner, against all claims, demands or action for personal injury, death or properly damage in the in the amounts,


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form and coverages as required in the Master Lease. Should the Subtenant fail to comply with each and every requirement of this Paragraph and should the Sublessor thereby suffer any injury, loss, claim, damage or expense, for whatever reason, which it would not have suffered had the Subtenant so complied, the Subtenant shall be liable to the Sublessor, as Additional Rent, in the amount of the injury, loss, claim, damage, or expense so suffered, including reasonable attorneys' fees and disbursements, which would not have been suffered if the Subtenant had so complied.

         12TH: UTILITIES AND REAL ESTATE TAXES.

         The Subtenant shall pay when due all the rents or charges for water or other utilities used by the Subtenant, which are or may be assessed or imposed upon the Sublet Premises or which are or may be charged to the Sublessor by the suppliers thereof during the term hereof, and if not paid when due, such rents or charges shall be added to and become payable as Additional Rant with the Installment of Rent next clue or within 30 days of demand therefor, whichever occurs sooner. Notwithstanding the above however, Sublessor shall be responsible for supplying and paying for the cost of HVAC supplied to the Premises and for the payment of all real estate taxes.

         13TH: REIMBURSEMENT OF SUBLESSOR.

         It the Subtenant shall fail or refuse to comply with and perform and conditions and covenants of the within Sublease to be performed by Subtenant, upon 20 days advance written notice and provided Subtenant does not perform the same within said 20 day period, the Sublessor mat, if the Sublessor so elects, carry out and perform such conditions and covenants, at the reasonable cost and expense of the Subtenant, and the said cost and expense shall be payable on written demand, or at the option of the Sublessor, shall be considered Additional Rent and likewise added to the installment of Rent due immediately thereafter but in no case later than one


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month after such demand, whichever occurs sooner, and shall be due and payable as such. This remedy shall be in addition to such other remedies as the Sublessor may have hereunder by reason of the breach by the Subtenant of any of the covenants and conditions in this Sublease.

         14TH: DEFAULT; REMEDIES AND DAMAGES.

         Article 22 of the Master Lease is expressly incorporated by reference into this Sublease so that if there shall arise any event applicable to Subtenant which, if such event had be applicable to Sublessor would have been an event of default of the Master Lease as such term is defined therein, such event shall be deemed to be a breach of this Sublease Agreement (except 22.1(a) which is modified to allow Subtenant 10 days). In such event, Sublessor shall have the same remedies as to Subtenant as the Owner (Landlord) would have against Sublessor (Tenant) had it been the Sublessor who breached its agreement with Owner.

         15TH: FAILURE TO SURRENDER AT TERMINATION OF SUBLEASE.

         Subtenant acknowledges that possession of the Sublet Premises must be surrendered to the Sublessor at the expiration or sooner termination of the term of this Sublease. The Subtenant agrees to indemnify and save the Sublessor harmless from and against all costs, claims, losses, liabilities, damages and expenses (including reasonable attorney's fees and disbursements) resulting from any delay by the Subtenant in so surrendering the Sublet Premises including, without limitation, any claims made by any succeeding Subtenant founded on such delay. The Subtenant and Sublessor recognize and agree that the damage to the Sublessor resulting from any failure by the Subtenant to timely surrender possession of the Sublet Premises as aforesaid will be extremely substantial, will exceed the amount of the monthly installments of the annual rental and all Additional Rent theretofore payable hereunder, and will be impossible of accurate measurement.


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The Subtenant therefore agrees that if possession of the Sublet Premises is not surrendered to the Sublessor on or prior to the date of the expiration or sooner termination of the term of this Sublease, then the Subtenant agrees to pay to the Sublessor as liquidated damages for each month during which the Subtenant holds over in the Sublet Premises after the expiration or sooner termination of the term of this Sublease, a sum equal to two times the average monthly installment of annual rent and all additional rent which was payable per month, pursuant to the terms of this Sublease during the last 6 months immediately preceding the date of the expiration or sooner termination of the term hereof without taking into account any rent abatement or credit to which the Tenant may be entitled pursuant to the terms of this Sublease or otherwise. The aforesaid provisions of this Paragraph shall survive the expiration or sooner termination of the term of this Sublease.

         16TH: BROKERS.

         Subtenant and Sublessor each represent to the other that no broker was in any way involved in this Sublease transaction. Subtenant and Sublessor each agree to hold the other harmless from and indemnity the other against any and all claims or demands for brokerage commissions ensuing out of any conversations or negotiations had by the indemnifying party with any broker in connection with this Sublease.

         17TH: INCORPORATION OF MASTER LEASE.

         The Subtenant acknowledges that Sublessor is a Subtenant under the Master Lease with the Owner of the Premises, 520 Broad Street Associates, L.L.C. Said Master Lease is annexed hereto as Exhibit "B". All applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublessor were the Owner, Subtenant the Tenant and the Sublet


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Premises the Premises of the Master Lease, except as may be expressly modified herein. The Subtenant acknowledges that Sublessor has certain obligations to the Master Landlord under the Master Lease as they relate to the Sublet Premises. The Subtenant also acknowledges and understands that certain provision of the Master Lease which contain Sublessor's obligations to the Owner are likewise applicable to Subtenant by virtue of this Sublease to the extent such provisions effect the use and occupancy of the Sublet Premises. As an express condition of this Sublease, Subtenant covenants and agrees to assume and be bound by the same responsibilities, rights, privileges, and duties that Sublessor has from and to Owner and all of those obligations contained in the Master Lease which are otherwise applicable to the use and occupancy of the Sublet Premises and to assume and perform the Tenant's obligations under the Master Lease to the extent such provisions are applicable to the Sublet Premises. Subtenant agrees to fully indemnify and hold the Sublessor harmless from any and all responsibilities, liabilities, obligations, damages, penalties, claims, costs and expenses, including reasonable attorneys' fees, incurred as a result of any claims by the Owner against Sublessor arising out of any breach by Subtenant of any of the obligations existing under the Master Lease to be performed by Subtenant. The obligation to pay Rent and Additional Rent contained in the Master Lease will be considered performed by Subtenant to the extent and in the amount that Rent and Additional Rent are paid to Sublessor in accordance with Paragraph 3rd of this Sublease. Subtenant will not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Sublessor will exercise due diligence in attempting to cause the Owner to perform its obligations under the Master Lease for the benefit of Subtenant. In the event that there is a conflict between the Master Lease and this Sublease Agreement, or if there shall arise a question of interpretation as to what the parties intended by this Sublease Agreement, it is expressly agreed between the parties that this Sublease


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shall be construed in the light most favorable to Sublessor to effectuate its intent that Subtenant step into the shoes of Sublessor a to the Sublet Premises, so that any obligation on the part of Sublessor to the Owner applicable to the Sublet Premises shall be assumed by Subtenant, and that Sublessor shall have the same rights in dealing with Subtenant as Owner under the Master Lease has in dealing with Sublessor, except that in the event of any conflict between the provisions of the Master Lease and the express terms of this Sublease then, as between Sublessor and Subtenant, the terms of this Sublease shall prevail.

         18TH: SURVIVORSHIP.

         Notwithstanding any sooner expiration or termination of this Sublease prior to the lease expiration date (except in the case of a cancellation by mutual, written agreement), the Subtenant's obligation to pay any and all Additional Rent under this Sublease shall continue through all periods up to the expiration data of this Sublease as herein get forth. The Subtenant's obligations to pay any and all amounts of Additional Rent under this Sublease shall survive any expiration or earlier termination of this Sublease or any period of retention of possession by the Subtenant as a holdover or otherwise.

         19TH: SUBLESSOR'S REPRESENTATIONS.

         Notwithstanding the foregoing or any other provision herein, to the contrary, Sublessor warrants and represents to Subtenant as follows:

         a. There are no consents required in order to consummate this transaction and there are not other leases, subleases, agreements or other documents other than the Master lease affecting Subtenant's use and occupancy of the Sublet Premises.

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         b. To the best of Sublessor's knowledge, there exists no default by any party under the Master Lease and there exists no action or failure to take any action which, after the passage of time, would constitute a default by any party under the Master Lease and Sublessor has not received notice of any such, default, The Master Lease is in full force and effect in accordance with Its terms and has not been amended or modified.

         c. Sublessor has not received notice of any violation from any federal, state, county, municipal or quasi governmental authority of any violation of any such authority's ordinances, statutes, laws, rules, regulations or requirements which would, in any manner adversely affect the Sublet Premises of Subtenant's use or occupancy thereof.

         d. Sublessor has not assigned, hypothecated, transferred, mortgaged, pledged or encumbered its interest in the Sublet Premises or in the Master Lease.

         e. Sublessor shall not. during the entire term of this Sublease, act or fail to act in any manner which would constitute a default under the Master Lease or which would adversely affect Subtenant's rights hereunder and Sublessor shall timely perform all its obligations under the Master Lease, including payment or rent and additional rent, which are not the obligation of Subtenant hereunder. Sublessor shall take whatever action as shall be reasonably required to enforce for the benefit of Subtenant the obligations of the Owner under the Master Lease including remedial action it necessary and including legal action for any relief to which Sublessor would be entitled thereunder or at law or equity. Sublessor shall promptly send to Subtenant copies of all notices or communications received or sent by Sublessor under the Master Lease which in any Manner affect Subtenant's interests hereunder.

         f. The consummation of the transaction hereby contemplated and performance of this Sublease will not result in any breach or violation of, or constitute a default under any lease, bank loan or credit agreement, statue, by-laws or other instrument or document to which Sublessor is a party or by which Sublessor may be bound or affected.

         g. There are no pending actions, suits, or proceedings which would impair Sublessor's ability to conclude the transactions contemplated by this Sublease, or, to its knowledge threatened against or affecting it or the Sublet Premises, at law or in equity or before any federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality.

         h. Sublessor will not exercise any right of cancellation which it might have under the Master Lease during the term of this Sublease which would affect Subtenant's interests hereunder.

         i. To the best of Sublessor's knowledge, on the date hereof, there are no violations of record affecting the Sublet Premises and there are no violations not of record of which Sublessor is aware, and the same shall be true on the date on which Sublessor delivers possession of the Sublet Premises to Subtenant.

         j. Provided Subtenant has performed all of the terms and conditions of this Sublease, including the payment of Rent and Additional Rent, to be performed by Subtenant shall peaceably and quietly have, hold and enjoy the Sublet Premises during the term of this Sublease, without hindrance from Sublessor, or anyone claiming by, through or under Sublessor under and subject to terms and conditions of this Sublease and of any mortgages now or hereafter affecting all of or any portion of the Premises.

         20TH: SUBORDINATION; RIGHTS OF MORTGAGES.

         a. This Sublease shall be subject and subordinate at all times to the lien of any mortgages now or hereafter placed upon the Premises without the necessity of any further instrument or act on the part of Subtenant to effectuate such subordination. Subtenant further agrees to execute and deliver upon demand such further instruments or instruments or attornment as shall be desired by any mortgagee or proposed mortgagee or by any other person. Sublessor shall procure from any existing or proposed mortgage and the Landlord of the Master Lease a commercially reasonable non-disturbance agreement.

         b. In the event Sublessor shall to or is alleged to be in default of any of its obligations owing to Subtenant under this Lease, Subtenant agrees to give to the holder of any mortgage (collectively, the "Mortgagee") now or hereafter placed upon the Premises notice by registered mail of any such default which Subtenant shall have served upon Sublessor, provided that prior thereto Subtenant has been notified in writing (by way of Notice of Assignment of Rents and/or Leases or otherwise in writing to Subtenant) of the name and addresses of any such Mortgagee. Subtenant shall not be entitled to exercise any right or remedy as there may be because of any default by Sublessor without having first given such notice to the Mortgagee; and Subtenant further agrees that if Sublessor shall fail to cure such default: (i) the Mortgagee shall have 5 additional days (measured from tho later of the date on which the default should have been cured by Sublessor or the Mortgagee's receipt of such notice from Subtenant), within which to cure such default, provided that if such default be such that the same could not be cured within such period and Mortgage is diligently pursuing the remedies necessary to effectuate the cure (including but not limited to foreclosure proceedings if necessary to effectuate the cure) the Mortgagee shall be granted additional time within which to cure such default; and (ii) Subtenant shall not exercise any right to remedy as there may be arising because of Sublessor's default, including but not limited to, termination of this Sublease as may be expressly provided for in this Sublease or available to Subtenant as a matter of law if the Mortgagee either has cured the default within such five (5) days period, or as the case may be, has initiated the cure of same within such period and is diligently

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pursuing the cure of some as aforesaid and which cure efforts shall not unreasonably affect Subtenant's use of the Premises.

         21ST: SURVIVAL OF OBLIGATIONS.

         All unpaid or underperformed obligations of Sublessor and Subtenant shall survive the expiration or earlier termination of this Sublease.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, or caused these presents to be signed by their proper corporate officers and their proper corporate seals to be hereto affixed, the day and year first above written.


ATTEST:
                                          IDT CORPORATION, Sublessor


                                          By:  /s/ James C. Courter
-----------------------------                -----------------------------------
                                               JAMES C. COURTER
                                               PRESIDENT


                                          NET2PHONE, INC., Subtenant


                                          By:  /s/ Howard Balter
-----------------------------                -----------------------------------
                                               HOWARD BALTER
                                               CEO







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                                   EXHIBIT "A"

                       GRAPHICAL DEPICTION OF SUBLET SPACE





                                       23
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                                   EXHIBIT "B"

                                  MASTER LEASE

                                   EXHIBIT "C"

                               MANAGEMENT CONTRACT







                                       25